Exhibit 99.5

CONSENT OF ALBERT S. MCLELLAND

In connection with the filing by Breeze Holdings Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors for Breeze Holdings Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 18, 2020	Albert S. McLelland

/s/ Albert S. McLelland
Signature